Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-238680) and Form S-8 (Nos. 333-266379, 333-238627, 333-231781, 333-211298, 333-204308 and 333-258297) of Intellicheck, Inc. of our report dated March 28, 2023, with respect to the financial statements of Intellicheck, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2022. /s/ FORVIS, LLP Tysons, Virginia March 28, 2023